Exhibit 99.2

FINAL TRANSCRIPT

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Conference Call Transcript

SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Event Date/Time: May. 01. 2007 / 2:00PM PT

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

Jane Freeman
Scientific Learning - SVP and CFO

Robert Bowen
Scientific Learning - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Ryan Mahoney
ThinkEquity - Analyst

Art Charpentier
Merritt Research - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Scientific Learning first quarter financial conference call.

(OPERATOR INSTRUCTIONS).

I would now like to turn the presentation over to your host of today’s conference, Ms. Jane Freeman. You may proceed, ma’am.

Jane Freeman - Scientific Learning - SVP and CFO

Thank you. Before we proceed, I’d like to inform you that during that course of this conference call, we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities laws. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and the other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, expected staffing levels and new product introductions. Such statements are subject to risks and uncertainties. And the results may differ materially from our projections. Our filing for the Securities and Exchange Commission includes additional information about factors that could cause future results to differ from those discussed on this call. We will file a transcript of this conference call with our press release in an 8-K later this week or early next week.

During the call, we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales are a better measure of current business activity than revenue. A reconciliation of booked sales, revenue and deferred revenue is included in supplemental information in the investor information section of our Website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our Website.

And now, I’d like to turn the call over to Bob Bowen, our chairman and CEO.

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Robert Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane. Revenues for the first quarter of 2007 were up 13% over the first quarter of 2006 to $8.8 million; however, booked sales were down 14%. As we anticipated, the first quarter of 2007 was a tough comparison to last year. The first quarter of 2006 followed a very weak 2005 fourth quarter, which was unusually large as evidenced by the 44% increase in booked sales. The first quarter is by far our smallest sales quarter, and small variations have a big impact. The first quarter, however, is our most critical period for marketing and pipeline development, which is essential to closing transactions throughout the balance of the year.

We have had a successful first quarter from a marketing perspective with growing interest in our unique, patented family of neuroscience interventions. Our sales pipeline has reached a new high as a result of our increased sales capacity and the continued strong response from decision makers, opinion leaders, and influencers to our brain-based seminars, our most successful marketing approach.

In the international market, we continued our rapid growth rate by more than doubling booked sales. We continue to be very pleased in the global response to our powerful learning intervention.

As typical of our first quarter, we showed a net loss. Our net loss for the quarter was $2.6 million and $0.15 per share compared to a loss of $2.2 million and $0.13 per share last year. As anticipated, we consumed cash in the first quarter, but our balance sheet remains very strong with an ending cash balance of $12.1 million compared to $8.2 million at the end of the first quarter in 2006. We have no debt.

In the quarter, we continued to make solid progress in executing against our key strategic and operational objectives. To remind you, these goals are to: 1) make our Fast ForWord® software an accepted, mainstream intervention solution in the K-12 market, while positioning for rapid growth in the global learning market; 2) increase capacity and productivity in our sales; and 3) establish the science and research as a market differentiator.

Our focus in gaining acceptance for Fast ForWord is focused on three initiatives: 1) building brand awareness; 2) continuing to improve post-sales service and support to increase effective use; and 3) expanding our product line, as well as continuing to enhance the software for easier deployment and use by teachers and students.

We got the year off to a great start with our annual global meeting involving sales, service and support teams from all across the U.S. along with our Oakland teams and our international Value Added Resellers (VAR) network. This was not only the opportunity to ensure that our entire organization is aligned to our strategic and operational goals, but also fully prepared to execute against these goals. We also celebrated with our founding scientists the tenth year anniversary of the first Fast ForWord product being released to market. Our entire organization left this meeting further energized about the important work ahead and very optimistic about 2007.

In the first quarter, we added a new Vice President of Marketing to build on the progress we have made in marketing of our unique innovation. This position will be directly responsible for developing and leading our strategic marketing plans and execution. Skilled strategic marketing is particularly critical to effectively bringing an innovation to market. Identifying and recruiting an accomplished strategic marketer with educational market experience has long been a goal of our entire Board of Directors. We are very pleased to have found Jessica Lindl and added her to our talented and experienced senior management team.

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

We will cross an important benchmark in the second quarter of 2007 with more than 1 million Fast ForWord software products used by learners around the world. This is a large and growing number of individuals whose learning capacity has been quickly and permanently increased by using the proven principles of brain plasticity. These learners are now in a position to benefit more from learning — whether at school, work or home.

Brain research continues to be a hot topic around the world, and our brain-based seminars continue to attract large numbers of leaders. In the first quarter we conducted 24 of these unique seminars in the U.S., with participation up 41% over 2006 and the number of school districts participating up 86%. In the international market, two seminars were conducted in the Middle East attracting 150 participants. These important results are due to the growing awareness and interest in brain research, as well as the addition of telemarketing to build awareness and generate attendance at these unique events.

Brain-based seminars continue to produce the highest quality leads for our direct sales organization. These events, along with our increased sales capacity, are primarily responsible for our record sales pipeline entering the second quarter. Historical close rates would indicate we have adequate pipeline to achieve our revenue and sales projections for the year. Of course, the hard work of closing potential transactions is ahead of us; however, we are encouraged by the size of the qualified opportunities for Fast ForWord.

In the post-sales area, we conducted five Regional Fast ForWord Circles of Learning, attracting 354 current customers. These conferences provide a tremendous forum for improving skills in executing against best practices, preparing advocates to share the Fast ForWord story and building their enthusiasm.

We are nearing our first year of operations with our new center in Tucson. This is our new support center. We are very pleased with how smooth the transition has gone from an outside provider to our own team, but most importantly, we are delighted with the value and efficiency being gained. The Progress Monitors we added as part of this new support center are also being very well-received by customers. You may recall that our Progress Monitors make proactive outbound calls to assist schools and districts in improving their implementation of Fast ForWord based on a careful and detailed analysis of Progress Tracker data. Progress Tracker is our unique online diagnostic and reporting system.

Our sales force continues to do an excellent job of selling more professional services, with 16% of booked sales for professional services in the first quarter compared to 13% in last year’s first quarter, and 15% for all of 2006. Service and support revenues were up 35% in the quarter, which is enabling more touches to assist our customers in getting the most from their investment in Fast ForWord.

From a product perspective, we initiated a technical field test on our new Reading Progress Indicator. This is a short, electronic reading assessment and has been frequently requested by our customers. The data from this test will be available in Progress Tracker and will enable districts and us to quickly review the impact of Fast ForWord on reading achievement. We believe this will shorten the time from initial purchase to adding more sites in a district.

The Reading Progress Indicator was developed by an independent assessment organization. And the test has demonstrated very high correlations with a well-known and respected reading test that must be individually administered. The Reading Progress Indicator will provide a fast and more cost-effective way to get a quick snap shot on the achievement progress being made by students.

We completed the research on a 30-minute protocol for Fast ForWord Language and now have research on three of the 11 Fast ForWord products. We anticipate releasing to market shorter

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

protocols in August for use at the beginning of the new school year. Shorter protocols are the most frequent request we receive from the market. We believe a full range of protocols will further simplify scheduling issues in schools and offer additional flexibility, opening more opportunity to deliver Fast ForWord in a variety of settings from Fast ForWord labs, to computer labs, to regular classrooms, to extended day programs. Rigor in implementing against established protocols is essential to effectively rewiring the brain to dramatically improve learner outcomes.

Finally, we anticipate releasing in 2007 a series of repackaged Fast ForWord software offerings that will allow us to directly market and sell to more segments of the K-12 market, as well as sell more of our unique software products. This would include “bubble students”. These are learners that are slightly below grade level performance or proficiency. They represent the largest group of non-performing students.

Our second goal is focused on adding sales capacity while continuing to improve productivity. We ended the first quarter with 46 quota-bearing positions selling to key decision makers in the K-12 market. This is up from 39 at the end of the first quarter in 2006 — an 18% increase. Our goal for the year is to average 53 compared to 42 in 2006. I continue to be pleased with the quality and experience of the candidates we are attracting.

We also added one more VAR to our international network. This partner will be bringing our innovation to the Korean market. We now have 22 VARs compared to 15 VARs at the end of last year’s first quarter. Fast ForWord software is being sold in 38 countries world-wide.

For the quarter, we closed eight transactions over $100,000 compared to 18 last year. We closed one transaction over $500,000 with Duval County Public Schools, Jacksonville, FL, adding more sites. This district now has 41 schools using Fast ForWord, and their implementation is exceptional. While we would have liked to have gotten the year off to a faster start, we knew the comparison was very challenging, particularly in light of the first quarter being our smallest sales quarter.

Our positive marketing and pipeline development results, our increased sales capacity, and a record pipeline make our $1 million-plus productivity target for each quota-bearing position seem reasonable based on historical close rates in the three remaining quarters. This, of course, assumes we effectively and efficiently execute against our strategic and operational plans.

The K-12 buying environment remains positive with increased state revenues in most states and many states with budget surpluses. Federal funding for Title I and special education continues to be strong with the Democratic Congress indicating they intend to fully fund No Child Left Behind, NCLB. Whether NCLB will be reauthorized, and how, is not clear; however, it is clear that the Democratic Congress wants to put more monies in Title I and Special Education. The overall K-12 environment remains positive for our innovative solution as the call for scientific-based research for solutions being used in school districts as well as accountability demands remain strong. Additionally, the demand for English fluency continues to grow as an economic necessity in many parts of the world. This creates a very positive environment for our unique brain-based intervention that can quickly and permanently re-wire the brain for the phonetic structure of English, which is a prerequisite for fluency.

Our final goal is to establish the more than 30 years of neuroscience research that supports Fast ForWord applications as a market differentiator. In the quarter, eight more independent research studies were published. There are now 124 research studies on our Website. There are more than 200 efficacy studies about Fast ForWord and the foundational research. Two international studies were published in the quarter from Ireland and Australia. Research around the World continues to replicate and validate Scientific Learning’s claims of fast, effective and enduring results for learners

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

I would now like to ask Jane Freeman, our Senior Vice President and CFO, to provide you with more detail on our financial results and guidance, as well as her own perspective on the business. Jane?

Jane Freeman - Scientific Learning - SVP and CFO

Booked sales were $5.8 million in the first quarter. This was 14% below the $6.8 million reported for the first quarter of 2006. As Bob said, comparisons were very challenging. In the first quarter of 2006, booked sales increased 44% compared to the first quarter of 2005. Our first quarter sales are typically the lowest of the year. Over the past five years, first quarter sales have ranged from 11% to 16% of the year’s total. Last year was the high-water mark.

K-12 sales were $5.3 million in the quarter, compared to $6.3 million in 2006, down 16% year- over-year, after an increase of 48% in Q1 2005. And they represented 91% of booked sales compared to 93% in 2006. Sales to existing customers, those who have purchased from us before, were about 74% of K-12 sales, which is consistent with history. We made eight sales over $100,000 compared to 18 in 2006. The average transaction size of these large sales was about $260,000, which was up marginally from the prior year.

Sales outside of K-12 increased 8% year-over-year to $525,000 and our international business doubled. Revenue for the first quarter increased 13% to $8.8 million, compared to $7.8 million last year. Product revenue increased 2% to $5.4 million, while service and support revenue increased 35% to $3.4 million. Product revenue tends to be driven more by current quarter activity, while service and support revenue lag sales. So, the big growth in service and support revenue follows our 37% increase in booked sales from last year.

Revenue was somewhat better than we expected on the sales level. This was due to a higher than forecast percentage of revenue recognized from current quarter sales. This was 59% and was about the same level as in last year’s first quarter, but above our average last year of 52%. As in last year’s first quarter, revenue was higher than sales. So, deferred revenue declined sequentially. Deferred revenue totaled $16.2 million at the end of the quarter, compared to $19.2 million at year-end, and $16 million on March 31, 2006.

Gross margins for the quarter were 71%, compared to 72% in the first quarter of 2006. This was due primarily to the higher proportion of service and support revenue in the mix. Software margins were 94%, equal to last year. Service and support margins were 33%, compared to 26% in the first quarter of last year.

Operating expenses increased 17% to $9.3 million, compared to $8 million in the first quarter of 2006. The largest increase, 19%, was in sales and marketing due to increased sales capacity, travel and higher levels of marketing activity. The operating loss for the quarter was $3.1 million, compared to an operating loss of $2.3 million last year.

Interest and other income totaled $333,000 for the quarter, compared to $132,000 in the first quarter last year. This includes higher royalty income from Posit, as well as interest on higher cash balances and a higher rate. We had a tax benefit of $109,000 or 4% of pre-tax income, compared to no tax benefit accrued in the first quarter last year. Our net loss for the quarter was $2.6 million and $0.15 per share, compared to a net loss of $2.2 million and $0.13 per share in the first quarter of 2006.

We typically use cash in the first quarter because it’s a low sales and collection period, but a seasonally higher period of cash use. In the first quarter this year we used $4.3 million in cash from operating activities, compared to $3.9 million last year. Capital spending totaled $281,000

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

for the quarter. The biggest piece of that is for our new CRM. We had $12.1 million of cash and equivalents at the end of March, compared to $8.2 million on March 31, 2006.

Accounts receivable were $4.7 million, down from $5.2 million last year. DSOs on booked sales were 73 days at quarter-end, compared to 68 days on March 31 last year. We adopted FIN 48, Accounting for Uncertainty in Taxes in the first quarter. This required a review of all of our tax positions and an estimate based on current available documentation of the sustainability of the positions under audit. We identified about $1.4 million of unrecognized tax benefits. Because our deferred tax asset is fully reserved, this review had no impact on retained earnings or our effective tax rate.

As of March 31, 2007, almost 4,600 schools have purchased more than $10,000 of Fast ForWord, and almost 925,000 Fast ForWord products have been used by learners.

There is no change in our guidance for 2007. We expect revenue to be between $49 million and $52 million, an increase of about 20% to 25%, compared to $41 million in 2006. Gross margins are expected to improve as we continue to leverage our new We Care support center in Tucson. You saw this in the first quarter. We also expect operating expenses to grow more slowly than revenue.

Our net profit is expected to be in the range of $3.7 million to $4.6 million, compared to $208,000 in 2006. Diluted EPS are expected to be in the range of $0.20 to $0.25 per share, compared to $0.01 in 2006. The improved profitability is expected to be reflected in cash flow from operating activities as well, which is expected to increase from $4.3 million in 2006 to between $7 million and $8 million in 2007. Capital spending is expected to be around the level of $1 million as we complete the implementation of our new CRM.

Our guidance for the year assumes an estimated 4% tax rate, which would cover our cash tax payments for the year. We will be reevaluating the valuation allowance on our deferred tax assets as part of our planning process later this year and may release some of that allowance during the fourth quarter. We don’t currently have an estimate for the size of that release, if any.

As you know, we do not give quarterly guidance. Let me remind you about last year’s second quarter. Revenue was $13 million, and booked sales were $15.2 million. Booked sales were 26% higher than in 2005’s second quarter. The second quarter is typically our largest sales quarter of the year. Last year, we generated $61,000 in cash from operating activities in Q2. The year before, we used about $600,000. In the second quarter of 2007, we expect to recognize about $4.2 million from our deferred revenue balance into revenue. This is about the same as last year.

There’s a lot of activity here at Scientific Learning. And we’re very excited about the prospects for 2007. And now, I’d like to turn the call back to Bob.

Robert Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane. While we got the year off to a slower start than desired from a booked sales perspective, we are pleased with the results from our important first quarter marketing and pipeline development initiatives. These initiatives, along with increased sales capacity, have produced a record sales pipeline which supports our optimism for 2007. We remain in a strong financial position. And the K-12 market environment continues to be positive.

Equally important, there is a growing awareness about the power and uniqueness of our family of Fast ForWord software, as well as increased distribution capacity from our VAR network serving global markets. Above all, our unique neurological interventions offer rapid, dramatic and

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

enduring changes in achievement trajectories of learners from districts and schools that are under increasing pressure to meet established standards.

We appreciate your interest and continued support and would now be glad to take questions. Operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

And your first question will come from the line of Ryan Mahoney, from ThinkEquity. You may proceed, Ryan.

Robert Bowen - Scientific Learning - Chairman and CEO

Hey, Ryan.

Ryan Mahoney - ThinkEquity - Analyst

Hey, good afternoon. How are you?

Robert Bowen - Scientific Learning - Chairman and CEO

Good.

Ryan Mahoney - ThinkEquity - Analyst

So, Bob, I wanted to know are you also reiterating booked sales growth of 20% to 25% for ‘07?

Jane Freeman - Scientific Learning - SVP and CFO

We haven’t given specific guidance on booked sales, except to say that we expect to grow roughly at the same rate as revenue.

Ryan Mahoney - ThinkEquity - Analyst

Okay.

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS)

And at this time you have no further questions. I do apologize, you do have a follow-up from Ryan. You may proceed, Ryan.

Ryan Mahoney - ThinkEquity - Analyst

Hi. I apologize. I didn’t get my question in, in enough time.

Robert Bowen - Scientific Learning - Chairman and CEO

Yes. It’s all right.

Ryan Mahoney - ThinkEquity - Analyst

So, with regard to the brain summits that you held, could you comment on the — or remind us of the conversion rates that you historically receive, and also how that may have trended in the quarter? I don’t know if it’s too early to tell or not from that.

Robert Bowen - Scientific Learning - Chairman and CEO

Well, typically the executive forums, which are our national events, where we’ve tracked and monitored this, about 73% of the people who participate in those conferences eventually either expand their use of Fast ForWord or purchase Fast ForWord. And while we’ve not gathered the data on the regional summits and brain seminars in the same fashion, the reports seem to mirror that. It seems to be the same.

What we’re doing with these events is expanding out the understanding within districts. So, a superintendent of schools or deputy superintendent for instruction may come to an executive forum. Once they return from the Executive Forum there are other people in the district who need to understand that are involved in the decision. Those people will attend a brain seminar. So, you’re building awareness within that community, which leads to two things: purchases and larger and more rapid expansions. If you think about the activities from last year and this first quarter, these events are a prime driver of the pipeline activity and movement through the pipeline.

So, a non-qualified lead does not go into our pipeline. A lead goes into our pipeline after being qualified and meeting certain criteria. Then there is a sales process where that lead moves through the pipeline. The brain-based events play a big role in getting opportunities identified, then our sales force qualifies the leads. The brain-based events can also help in building awareness inside of high-potential districts for further expansion or bigger and more rapid expansion.

So, we’re very pleased with the attendance of these brain-based events, both in terms of numbers (up 40%+ over Q1 2006) and the expanded attendance by district (up 86%). That means we’re getting more districts into these brain-based events. We are also pleased with our ability to

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

increasingly scale these events with more speakers, presenters and educators trained on the science and research.

Ryan Mahoney - ThinkEquity - Analyst

Great, thanks. And your current financial guidance, you mentioned that it was based on historical conversion rates. Are those conversion rates isolated to these brain summits? Or is that an...

Robert Bowen - Scientific Learning - Chairman and CEO

No, that’s overall. Since I’ve been here, we’ve been tracking quarterly close rates and annual close rates. So, when we look at our pipelines — like right now, entering the second quarter — first we look at the overall pipeline for the year. Then we look at the sales forecast for the quarters and what our plan is for the year. We then take the historical close rates and look at the pipeline, the plan and the forecast for the year and determine whether the forecast is reasonable. We determine the highest and the lowest conversion rates based on all the years of historical data we have and determine if that puts us in the range.

We go through the same exercise by quarter as well. So, when we look at our internal plans for a quarter, do we have adequate pipeline based on history from the highest year to the lowest year, or the highest quarter to the lowest quarter.

So, it’s a way to test to make sure that you have enough opportunity to get to your targets. And that besides making the statement that the size right now of the pipeline would say — if we took our lowest close rate for any of the historical periods — it would say it is adequate to get into this revenue range that we’ve given guidance on.

Ryan Mahoney - ThinkEquity - Analyst

Okay, thanks. And could you maybe comment on how conversion rates or how your sales force productivity has improved or trended for the past quarter or so?

Robert Bowen - Scientific Learning - Chairman and CEO

Well, strange enough, I believe we reported last year in our guidance or in our report at the end of the year (I’m recalling this off of my head) that in ‘05, the number was around $800,000. Last year, it was around $1 million. And we’re looking for that to move up slightly. We’re reporting $1.1 million, somewhere in that range.

Ryan Mahoney - ThinkEquity - Analyst

Okay, thanks. And with regard to new states, I think last quarter you had mentioned some good momentum in Michigan and Missouri. Could you just comment on what you’re seeing from historically strong states as well as some of those new states?

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Robert Bowen - Scientific Learning - Chairman and CEO

Well, we see great activity and good pipelines in our key states that did well last year. And we’re seeing high interest in the states where we were getting progress. We indicated that Kentucky, Mississippi, Missouri, Michigan and Louisiana had really nice momentum. We just got a report on state funding, and most of the states are reporting state sales taxes up, revenues up — and even some states with surpluses. So, we’re anticipating nice increases for K-12 education in these states with good funds.

However, if you go into areas around the Great Lakes region, such as Michigan, with the problems in the automotive industry, that is not true. Sales taxes are actually down. Our reliance is heavily on federal dollars, and the federal dollars are unaffected. But it can create a climate. We remain encouraged with what’s happening in Michigan and the progress we’re making, however, we are a bit concerned about the economic environment, because that can slow decision making down. In most states, however, we are seeing all the right signs and great promise. We’ll just have to see where it comes out. So Michigan would be the only state where there are any concerns over the state economic environment, but we’re not worried from an interest point of view.

Ryan Mahoney - ThinkEquity - Analyst

Okay, thanks. And with regards to full site licenses versus term licenses, could you maybe comment on how that trended in the quarter? And what customers are buying?

Jane Freeman - Scientific Learning - SVP and CFO

Ryan, I don’t have that data in front of me. So, maybe we can talk about it offline. I don’t recall that there was anything unusual about it. But I just don’t have it in front of me.

Ryan Mahoney - ThinkEquity - Analyst

Okay. That’s fine, Jane. Thanks a lot. I’ll pass it on.

Robert Bowen - Scientific Learning - Chairman and CEO

Thanks, Ryan.

Ryan Mahoney - ThinkEquity - Analyst

Thank you.

Operator

Thank you very much. Ladies and gentlemen, that is Star 1 if you do have a question. And at this time, sir, you have no further questions in the queue.

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FINAL TRANSCRIPT

May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Robert Bowen - Scientific Learning - Chairman and CEO

Let’s wait just one second, Operator, and make sure there’re no questions.

Operator

That’s absolutely fine. Once again, ladies and gentlemen, that is Star 1 if you have a question.

Your next question will come from the line of Art Charpentier from Merritt Research. You may proceed.

Art Charpentier - Merritt Research - Analyst

Hi, Bob, Jane.

Robert Bowen - Scientific Learning - Chairman and CEO

How are you?’

Art Charpentier - Merritt Research - Analyst

Good. I was called away for a minute. You may have covered this in your prepared remarks. But could you just run through the sales force currently, sales force expected end of year? And if you have a view on where the sales force — number of sales people might be at the end of 2008 as well.

Robert Bowen - Scientific Learning - Chairman and CEO

Okay. We — let me just get my notes here. But I’m pretty sure. So...

Art Charpentier - Merritt Research - Analyst

Sorry if I missed it.

Robert Bowen - Scientific Learning - Chairman and CEO

At the end of the quarter, we had 46 quota-bearing positions. And at the end of last year’s first quarter, 2006, we had 39. So, that’s an 18% increase. Our goal for the year is to average 53. Last year we averaged 42. So we’re making nice progress in increasing our sales organization, and we have more planned for the balance of the year to get us to an average of 53. The staff additions in the second half will put us in position to go after and achieve our ‘08 number.

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May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Art Charpentier - Merritt Research - Analyst

At what point — that’s quite a healthy rate of expansion, I believe somewhat faster than the last few years. At what point does that start to taper off?

Robert Bowen - Scientific Learning - Chairman and CEO

Well, actually if you go back and look at ’05, we added about 20% capacity. Last year, we added about 10. So, we averaged in 37 quota-bearing positions in 2005. We took that up to 42 in 2006, and this year our target is 53. I think that’s about a 20% increase, maybe a little more. We haven’t finished the plan for next year, but we’re looking to average 10% to 20% each year depending on the outlook for the year, et cetera.

Art Charpentier - Merritt Research - Analyst

Okay. And did you see a — I think you mentioned that you had a relatively modest productivity gain expectation going forward. You said a bit more than $1 million versus $1 million at the moment. Do you feel that there’s a natural feeling on that productivity number? Or is that something that could grow as well?

Robert Bowen - Scientific Learning - Chairman and CEO

Well, yes. If you think about our high productivity ($1 million or $1.1 million per rep) that means our veterans are getting huge productivity pick-up. But then you’re integrating in the new people, and it takes about two years to get a rep to productivity. Even if they’re experienced sales people, they’ve got to learn our products, and unique pitch, as well as build up their pipelines. And then they’ve got work to do — unless they get fortunate and inherit a really good, well-worked territory. So, it takes a year to two years to get a rep up to productivity. So, veteran reps are getting big productivity pops, whereas newer people just can’t sustain that kind of productivity.

Now, what would really drive the overall productivity, in my mind, as you get more of what we call the pragmatic buyers, is if momentum grows in states, and your experienced veterans can carry even more of a load. So, your position in the market has gotten larger, and the demand is greater. There’s just more knowledge about your product, and the selling task is not quite as intense. I don’t want to understate it. But it’s not quite as intense.

So, somewhere down the line, these are leverages that we can work with. We see productivity going up, and actually, these are quite nice, dramatic increases for our veterans in productivity. Overall they’re fairly modest, but we are getting leverage. And at some point, as the position of Fast ForWord grows in the market and awareness, then we would hope that that will step up another level.

Art Charpentier - Merritt Research - Analyst

So, in a sense — not to put words in your mouth — but in a sense, the productivity you’re seeing, the overall productivity, might be considered to be a bit held back by the very large influx of new sales people.

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FINAL TRANSCRIPT

May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Robert Bowen - Scientific Learning - Chairman and CEO

Oh, absolutely. There’s no question in the world about it. No, no. Absolutely.

Art Charpentier - Merritt Research - Analyst

Okay.

Robert Bowen - Scientific Learning - Chairman and CEO

Otherwise what you’d see is a decline in productivity if our veterans weren’t getting very high productivity —

Art Charpentier - Merritt Research - Analyst

Right.

Robert Bowen - Scientific Learning - Chairman and CEO

— we would see an overall — we’d see a decline, in order to bring, get trained, and get our newer people productive. And that’s a reason where we work a balance. We want to make sure, as we look at our strategic horizons, that we’ve got good capacity to get to where we need to be. But, we don’t want to over-tweak that, where we lose our leverage. So, it’s kind of a balancing act.

Art Charpentier - Merritt Research - Analyst

And that learning curve, you said, is in the neighborhood — obviously varies person by person — but in the neighborhood of two, three years?

Robert Bowen - Scientific Learning - Chairman and CEO

Yes. And the variability really is the nature of the territory that a salesperson inherits. If they’re walking into a territory that’s been really well-worked, there’s a lot of knowledge and good references, then they’re going to come up to speed in close to the two-year period. If in fact they’re walking into a brand new territory, then it’s going to take them a little longer to get to full productivity.

Art Charpentier - Merritt Research - Analyst

Okay. Thank you.

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FINAL TRANSCRIPT

May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

Operator

Thank you, gentlemen. Once again, ladies and gentlemen, that is Star 1 if you have a question. At this time, sir, you have no one in the queue.

Robert Bowen - Scientific Learning - Chairman and CEO

Yes, Operator. Again, we thank everyone for your support and participation. Jane Freeman and I will be available after the call. If you have individual questions, you can feel free to call either one of us. We’ll be glad to answer any specific questions you might have. Thank you again for your participation. Thank you, Operator.

Operator

Thank you. Thank you ladies and gentlemen for participating in today’s presentation. You may now disconnect, and have a wonderful evening.

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FINAL TRANSCRIPT

May. 01. 2007 / 2:00PM PT, SCIL - Q1 2007 Scientific Learning Earnings Conference Call

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Scientific Learning Corporation
Supplemental Information

Stock-based Compensation

$s in thousands

	First Quarter

	2007	2006

Included in:
Service & Support Costs	$48	$40
Operating Expenses	$417	341

Total	$465	$381

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	First Quarter

	2007	2006

Booked Sales	$5,838	$6,784
Less Revenue	8,812	7,831

Net (Decrease) increase in current and long-term deferred	$(2,974)	$(1,047)

Beginning balance in current and long-term deferred	19,159	17,003
Ending balance in current and long-term deferred	$16,185	$15,956

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

May 1, 2007